Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-125473, 333-120318, 33-93170, 33-93174, 33-93168, 33-93164, 33-93172 and 33-93162 on Form S-8 of Alliance One International, Inc., of our report on the consolidated financial statements of Standard Commercial Corporation and subsidiaries dated June 13, 2005 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets, on April 1, 2002), appearing in this Current Report on Form 8-K of Alliance One International, Inc., filed June 13, 2005.

Raleigh, North Carolina

June 13, 2005